Exhibit 10.2

Execution Version

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of January 18, 2013, by and between KORN/FERRY INTERNATIONAL, a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1 DEFINED TERMS. The following terms as used herein shall have the following meanings:

“Adjusted EBITDA” means, with respect to any fiscal period of Borrower and its Subsidiaries, the sum of (determined on a consolidated basis and without duplication) the following: (a) net profit before tax for such period, and, in each case to the extent included in the computation of net profit before tax for such period, minus (b) the amount of any non-recurring gains, plus (c) interest expense, plus (d) depreciation expense and amortization expense, plus (e) non-cash capital stock-based compensation to officers and employees (including in connection with the vesting of stock options in Borrower), plus (f) restructuring charges (whether in cash or non-cash), including those resulting from Permitted Acquisitions, in an amount not to exceed $20,000,000, plus (g) non-cash, non-recurring charges, and (h) plus non-cash charges or minus non-cash gains related to fair value adjustments.

“Aggregate Effective Amount” means, as of any date of determination, the sum of (a) the aggregate effective face amounts of all Letters of Credit then outstanding and not then paid by Bank or an affiliate of Bank, plus (b) the aggregate amounts paid by Bank (or its affiliates) under Letters of Credit not then reimbursed to Bank by Borrower pursuant to Section 2.1(d) and not the subject of one or more Revolving Advances deemed made pursuant to Section 2.1(d).

“Bank” is defined in the preamble.

“Bankruptcy Code” is defined in Section 7.1(f).

“Borrower” is defined in the preamble.

“Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in California are authorized or required by Law to close.

“Capital Lease” means, as to any Person, a lease of any property by that Person as lessee that is, or should be in accordance with GAAP (including Financial Accounting Standards Board Statement No. 13, as amended or superseded from time to time), recorded as a “capital lease” on the balance sheet of that Person prepared in accordance with GAAP; provided that notwithstanding the foregoing in the event that GAAP changes during the term of this Agreement, “Capital Lease” shall not include any operating lease.

“Cash Equivalents” means, when used in connection with any Person, that Person’s:

(a) Investments in Government Securities due within one year after the date of the making of the investment;

(b) Investments in readily marketable direct obligations of any State of the United States of America or any political subdivision of any such State or any public agency or instrumentality thereof given on the date of such investment a credit rating of at least Aa by Moody’s Investors Service, Inc. or AA by Standard & Poor’s Rating Group (a division of McGraw Hill, Inc.), in each case due within one year after the date of the making of the investment;

(c) Investments in certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by Bank or any bank incorporated under the Laws of the United States of America, any State thereof or the District of Columbia and having on the date of such investment combined capital, surplus and undivided profits of at least $250,000,000, or total assets of at least $5,000,000,000, in each case due within one year after the date of the making of the investment;

(d) Investments in certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by any branch or office located in the United States of America of a bank incorporated under the Laws of any jurisdiction outside the United States of America having on the date of such investment combined capital, surplus and undivided profits of at least $500,000,000, or total assets of at least $15,000,000,000, in each case due within one year after the date of the making of the investment;

(e) Investments in readily marketable commercial paper or other debt securities issued by corporations doing business in and incorporated under the Laws of the United States of America or any State thereof or of any corporation that is the holding company for a bank described in clause (c) or (d) above given on the date of such investment a credit rating of at least P 1 by Moody’s Investors Service, Inc. or A 1 by Standard & Poor’s Rating Group (a division of McGraw Hill, Inc.), in each case due within one year after the date of the making of the investment; and

(f) Investments in a readily redeemable “money market mutual fund” sponsored by a bank described in clause (c) or (d) hereof that has and maintains an investment policy limiting its investments primarily to instruments of the types described in clauses (a) through (e) hereof and given on the date of such investment a credit rating of at least Aa by Moody’s Investors Service, Inc. and AA by Standard & Poor’s Rating Group (a division of McGraw Hill, Inc.).

“Change of Control” means that (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30%, or more, of the Equity Interests of Borrower having the right to vote for the election of members of the Board of Directors, (b) a majority of the members of the board of directors of Borrower do not constitute Continuing Directors, or (c) except to the extent otherwise permitted pursuant to the terms of this Agreement (including without limitation Section 6.3), Borrower shall cease to own and control, directly or indirectly, (i) with respect to any Material Subsidiary in existence on the Closing Date, all of the Equity Interests in such Material Subsidiary owned and controlled, directly or indirectly, by Borrower on the Closing Date, or (ii) with respect to any Material Subsidiary acquired or formed after the Closing Date, all of the Equity Interests in such Material Subsidiary owned and controlled, directly or indirectly, by Borrower on the date of such acquisition or formation.

“Closing Date” means the date on which all conditions precedent set forth in Section 4.1 have been met or waived in writing by Bank.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

“Compliance Certificate” means a certificate duly executed by the chief financial officer of Borrower appropriately completed and in substantially the form of Exhibit A.

“Continuing Director” means (a) any member of the board of directors of Borrower who was a director of Borrower on the Closing Date, and (b) any individual who becomes a member of the board of directors of Borrower after the Closing Date if such individual was approved, appointed or nominated for election to the board of directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the board of directors of Borrower in office at the Closing Date in an actual or threatened election contest relating to the election of the directors of Borrower and whose initial assumption of office resulted from such contest or the settlement thereof.

“Debtor Relief Laws” means the Bankruptcy Code, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

“Domestic Liquidity” means, as of any date of determination, the aggregate amount of unrestricted and unencumbered (a) cash and Cash Equivalents and (b) Marketable Securities (excluding any Marketable Securities that are then held in trust for settlement of Borrower’s obligations under certain of its deferred compensation plans), in each case then held by Borrower and its Domestic Subsidiaries.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“Equity Interest” of any Person means any and all shares, interests, participations or other equivalents (however designated, and including capital appreciation rights) of the capital stock, membership interests, partnership interests or other equivalent equity ownership interests in or of such Person, and any and all warrants, rights or options to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“Event of Default” is defined in Section 7.1.

“Excluded Subsidiaries” means, collectively, the Foreign Subsidiaries of Borrower identified on Schedule 5.11 hereto.

“Foreign Operations Consolidation” is defined in Section 6.3(a).

“Foreign Subsidiary” means a Subsidiary of Borrower that (a) is organized under the laws of a country (or political subdivision thereof) other than the United States of America and (b) holds all or substantially all of its assets outside the United States of America.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States of America, that are applicable to the circumstances as of the date of determination, consistently applied, unless required by any of the governing bodies referenced above to adopt a change in such principles.

“Governmental Authority” means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi governmental agency, authority, board, bureau, commission, department, instrumentality or public body, or (c) any court, administrative tribunal or public utility.

“Government Securities” means readily marketable (a) direct full faith and credit obligations of the United States of America or obligations guaranteed by the full faith and credit of the United States of America and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States of America that are generally considered in the securities industry to be implicit obligations of the United States of America.

“Greenshoe Option” is defined in Section 2.1(b).

“Hedging Agreement” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity agreements and other similar agreements or arrangements designed to protect against fluctuations in interest rates, currency values or commodity values.

“Indebtedness”, as applied to any Person, means without duplication (a) all indebtedness for borrowed money; (b) obligations under leases which in accordance with GAAP constitute Capital Leases or are synthetic leases; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) obligations under conditional sale or other title retention agreements relating to property acquired by such Person and obligations of such Person in respect of the deferred purchase price of property or services (other than current accounts payable incurred in the ordinary course of such Person’s business); (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non recourse to the credit of that Person; (f) obligations in respect of letters of credit or bankers acceptances; (g) any advances under any factoring arrangement; (h) any net obligations of such Person under “swap,” “cap,” “collar” or other interest rate protection agreements or arrangements; and (i) all obligations of any partnership or joint venture of which such Person is a member, if such Person is legally liable for such obligations. For the avoidance of doubt, the obligation of any Person to pay an “earn-out” or similar contingent consideration obligation in respect of an acquisition (whether of Equity Interests or assets) shall not constitute “Indebtedness” unless and until such obligation shall be deemed (and treated as) a non-contingent liability in accordance with GAAP (including without limitation in the event such earn-out or similar obligation becomes the subject of an interest-bearing note or similar instrument).

“Indemnitee” is defined in Section 8.11.

“Investment” means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of any Equity Interests of any Person or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation interest in any other Person, including any partnership and joint venture interests of such Person.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative orders or judicial precedents.

“Letter of Credit” is defined in Section 2.1(d).

“Letter of Credit Documents” is defined in Section 2.1(d).

“Letter of Credit Fees” is defined in Section 2.2(e).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting such asset, including any agreement to give any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, and/or (d) the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to such asset.

“Line of Credit” is defined in Section 2.1(a).

“Line of Credit Amount” means, $75,000,000, provided that such amount may be (a) increased from time to time pursuant to Section 2.1(b), and (b) reduced from time to time pursuant to Section 2.1(c).

“Line of Credit Maturity Date” means January 18, 2018.

“Line of Credit Note” is defined in Section 2.1(a).

“Line of Credit Usage” means, as of any date of determination, the sum of (a) the aggregate principal amount of Revolving Advances outstanding as of such date, plus (b) the then applicable Aggregate Effective Amount.

“Loan Documents” means, collectively, this Agreement, the Line of Credit Note, the Subsidiary Guaranty, any Letter of Credit Document, and any other certificates, documents or agreements of any type or nature heretofore or hereafter executed or delivered by Borrower, any other Obligor and/or any other Person to Bank in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated or extended.

“Marketable Securities” means, when used in connection with any Person, that Person’s Investments, excluding Investments in real estate, that are (a) traded on (i) a U.S. national securities exchange, (ii) on the comparable securities exchanges located in London, England, Paris, France, Hong Kong, People’s Republic of China, Tokyo, Japan and Frankfurt, Germany and (iii) any other comparable non-U.S. exchange approved by Bank, (b) reported through the National Association of Securities Dealers Automated Quotation National Market System or comparable non-U.S. established over-the-counter trading system approved by Bank, (c) traded on a U.S. commodities exchange or on a comparable non-U.S. commodities exchange approved by Bank, or (d) regularly traded on an over-the-counter basis and susceptible of obtaining bid offers and prices by contacting the trading desks of at least three nationally recognized securities or commodities trading companies, and in each case which are not (or after exercise of immediately exercisable registration rights of such Person would not be) subject to restrictions on transfer as a result of applicable contract provisions, the provisions of the Securities Act of 1933, as amended (or regulations thereunder), or other applicable law.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the condition (financial or otherwise), operations, assets, business or properties of Borrower or the Material Subsidiaries taken as a whole, (b) a material impairment of the ability of Borrower or any Obligor to punctually pay or perform any of its obligations under any Loan Document to which it is a party, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower or any Obligor of any Loan Document to which it is a party.

“Material Subsidiary” means a Subsidiary of Borrower that holds total assets (excluding intercompany Indebtedness owing from Borrower or any of its Subsidiaries) with a book value of more than $20,000,000; provided that Borrower may designate (in a writing delivered to Bank) a Subsidiary as a Material Subsidiary notwithstanding that such Subsidiary would not otherwise constitute a Material Subsidiary.

“Material Non-TP Subsidiary” means a Material Subsidiary of Borrower that is not a Tax Preferred Subsidiary.

“Obligations” means all present and future obligations of every kind or nature of any Obligor at any time and from time to time owed to Bank, under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against any Obligor.

“Obligors” means, collectively, Borrower, each Person executing the Subsidiary Guaranty and any other Person that, either on or after the Closing Date, becomes a guarantor of all or any part of the Line of Credit and, in each case where any of the foregoing is a partnership, each general partner thereof.

“Pending Acquisition” means a proposed acquisition by Borrower of a global leadership solutions company as more particularly disclosed by Borrower to Bank prior to the Closing Date and referred to as “Project Unity”.

“Permitted Acquisition” means an acquisition by Borrower or any of its Material Subsidiaries of all or substantially all of the assets of, or all of the Equity Interests of, an entity (except in the event of an asset purchase, of such entity or a division or location where such entity does business) (each, an “Acquired Person”), provided that (a) the consent of Bank to such acquisition has been obtained or (b) each of the following conditions is satisfied with respect to such acquisition, if applicable:

(a) Such Acquired Person is engaged primarily in the same or reasonably related line(s) of business as Borrower and its Material Subsidiaries, taken as a whole;

(b) If such Acquisition is of all of the Equity Interests of the Acquired Person, such Acquired Person is merged with and into Borrower or the applicable Material Subsidiary substantially simultaneously with Borrower’s or such Subsidiary’s acquisition of such Equity Interests or becomes a wholly-owned Subsidiary of Borrower or such Material Subsidiary and the provisions of Section 5.11 are satisfied with respect to such new Subsidiary to the extent applicable;

(c) If such acquisition is of all of the Equity Interests of an Acquired Person, such acquisition is not opposed by the board of directors or equivalent governing body of the Acquired Person;

(d) If the aggregate consideration paid or to be paid with respect to such acquisition equals or exceeds $30,000,000, Borrower or such Material Subsidiary shall have delivered to Bank prior written notice of such acquisition, which notice shall provide Bank a reasonably detailed description of the proposed acquisition;

(e) At the time of such acquisition, no Potential Event of Default or Event of Default shall exist and no Potential Event of Default or Event of Default would occur as a result thereof on a pro forma basis immediately after giving effect to such acquisition;

(f) The acquisition shall have been consummated in compliance in all material respects with all applicable Laws; and

(g) After giving effect to such acquisition and the purchase price to be paid in connection therewith (i) Domestic Liquidity shall not be less than $50,000,000, (ii) the aggregate amount of consideration paid with respect to all acquisitions (excluding the Pending Acquisition) shall not exceed $100,000,000 in any fiscal year of Borrower and (iii) the aggregate amount of consideration paid with respect to all acquisitions (excluding the Pending Acquisition) plus the aggregate amount of dividends and distributions paid by Borrower pursuant to Section 6.6(c) and Share Repurchases shall not exceed $125,000,000 in any fiscal year of Borrower.

“Permitted Encumbrances” means:

(a) Any Liens existing on the Closing Date and disclosed on Schedule 6.7 and any renewals or extensions thereof;

(b) Any Liens arising under this Agreement or the other Loan Documents;

(c) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves;

(d) Purchase money Liens, whether now existing or hereafter arising (including those arising out of a Capital Lease or a synthetic lease) (i) on equipment and software acquired or held by Borrower incurred for financing the acquisition of the equipment and software, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment and software;

(e) Leases or subleases and licenses or sublicenses granted in the ordinary course of Borrower’s business;

(f) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 7.1(e);

(g) Liens in favor of other financial institutions arising in connection with Borrower’s deposit accounts held at such institutions to secure standard fees for deposit services charged by, but not financing made available by such institutions, provided that Bank has a perfected Lien in the amounts held in such deposit accounts;

(h) Liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other similar Liens incurred in the ordinary course of business for sums not overdue more than sixty (60) days;

(i) Liens (other than any lien created by Section 4068 of ERISA and securing an obligation of any employer or employers which is delinquent) incurred or deposits or pledges made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other types of social security, or to secure the performance of bids, leases, customs, tenders, statutory obligations, surety and appeal bonds, payment and performance bonds, return-of-money bonds and other similar obligations (not incurred in connection with the borrowing of money or the obtaining of advances or credits to finance the purchase price of property);

(j) Easements, rights-of-way, restrictions, covenants, conditions and other Liens incurred, licenses and sublicenses and other similar rights granted to others in the ordinary course of business and not, individually or in the aggregate, materially interfering with the ordinary conduct of the business of the applicable Person;

(k) Liens which are incidental to the conduct of the Borrower’s business or the ownership of its property and assets and which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially impair the ordinary conduct of the business of the applicable Person;

(l) Liens securing Indebtedness incurred to the extent used to finance insurance premiums, provided that the property encumbered thereby shall be limited to the proceeds of any such insurance policies;

(m) Any (i) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (ii) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (ii), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(n) Any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;

(o) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases and consignments; and

(p) Liens consisting of rights of set-off or bankers’ liens or amounts on deposit.

“Permitted Indebtedness” means, without duplication:

(a) Indebtedness of Borrower in favor of Bank arising under this Agreement or any of the other Loan Documents;

(b) Indebtedness not to exceed $10,000,000 in the aggregate in any fiscal year of Borrower secured by a Lien described in clause (d) of the defined term “Permitted Encumbrances,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment and related software financed with such Indebtedness;

(c) Indebtedness of a Subsidiary acquired pursuant to a Permitted Acquisition (or Indebtedness assumed by a Borrower or a Material Subsidiary pursuant to a Permitted Acquisition as a result of a merger or consolidation or an acquisition of assets), so long as such Indebtedness (i) was not incurred in connection with, or in contemplation of, such Permitted Acquisition, (ii) does not exceed $20,000,000 in the aggregate at any time outstanding, and (iii) in each case, shall have been repaid in full within six (6) months after the date such Permitted Acquisition occurred (or up to an additional year thereafter if during such extended period a prepayment of such Indebtedness would require the payment of a prepayment penalty or other premium of more than 5% on the amount prepaid);

(d) Indebtedness owed to trade creditors incurred in the ordinary course of business;

(e) Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(f) Obligations under Hedging Agreements consisting of foreign exchange contracts, currency swaps or other similar agreements or arrangements designed to protect Borrower or any of its Subsidiaries against fluctuations in currency values that are entered into in the ordinary course of business;

(g) Obligations under other forms of Hedging Agreements;

(h) Indebtedness constituting Investments in the form of intercompany loans and advances to the extent permitted by Section 6.5; and

(i) Indebtedness of Borrower owed to officers and employees pursuant to deferred compensation and retirement plans in effect on the Closing Date, which Indebtedness arises in the ordinary course of business and is otherwise substantially consistent with prior practices;

(j) Other unsecured Indebtedness in the aggregate outstanding amount not at any time exceeding $5,000,000.

“Permitted Investments” means, collectively, the following:

(a) Investments in cash and Cash Equivalents;

(b) Investments in Marketable Securities (including Marketable Securities held in trust for settlement of Borrower’s obligations under certain of its deferred compensation plans) made in the ordinary course of business and otherwise in a manner substantially consistent with prior practices;

(c) Investments in Obligors;

(d) Investments consisting of intercompany loans and advances by Material Subsidiaries that are not Obligors in other Material Subsidiaries that are not Obligors;

(e) Provided that no Potential Event of Default or Event of Default exists at the time of the making thereof, other Investments in Subsidiaries that are not Obligors so long as the aggregate amount of any such Investments does not exceed $15,000,000 during any fiscal year of Borrower;

(f) Investments in an aggregate amount equal to the amount of compensation deferred by officers and employees of Borrower pursuant to the Korn/Ferry Executive Capital Accumulation Plan as in effect on the Closing Date and otherwise made in a manner substantially consistent with prior practices;

(g) Investments relating to Borrower’s officer and employee deferred compensation and retirement plans as in effect on the Closing Date made in the ordinary course of business and otherwise in a manner substantially consistent with prior practices;

(h) Investments that constitute Permitted Acquisitions;

(i) Investments of any Person that becomes a Subsidiary after the Closing Date; provided that (i) such Investments exist at the time such Person becomes a Subsidiary, (ii) neither Borrower nor any other Subsidiary of Borrower (other than such new Subsidiary) shall be obligated in respect of such Investments, and (iii) such Investments were not made in anticipation of such Person becoming a Subsidiary;

(j) Investments consisting of the non-cash consideration received by Borrower or any Subsidiary in connection with any disposition not prohibited by this Agreement;

(k) Investments under Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which Borrower or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities;

(l) Investments representing retention loans made in the ordinary course of business of Borrower and its Subsidiaries; provided that the aggregate principal amount of all such Investments constituting retention loans shall not exceed the aggregate principal amount of retention loans approved by the compensation committee of Borrower; and

(m) Other Investments in an aggregate amount not to exceed at any time $2,500,000.

“Person” means any individual or entity, including a trustee, corporation, limited liability company, general partnership, limited partnership, joint stock company, trust, estate, unincorporated organization, bank, business association, firm, joint venture, government agency or authority, or otherwise.

“Plan” is defined in Section 3.9.

“Potential Event of Default” is defined in Section 4.2(a).

“Responsible Official” means (a) with respect to Borrower, any Senior Officer or the controller of Borrower, (b) with respect to any other Person (i.e., other than Borrower) that is not an individual, any officer of such Person, managing member or manager of such Person, general partner of such Person, officer of a corporate or limited liability company general partner of such Person, or officer of a corporate or limited liability company general partner of a partnership that is a general partner of such Person, or any other responsible official thereof duly acting on behalf thereof, and (c) when used with reference to a Person who is an individual, such Person. Any document or certificate hereunder that is signed or executed by a Responsible Official of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of that Person.

“Revolving Advance” means an advance under the Line of Credit.

“Senior Officer” means, with respect to Borrower, its (a) chief executive officer, (b) president, (c) chief financial officer, (d) treasurer and/or (e) chairman of its board of directors.

“Share Repurchase” is defined in Section 6.6(c).

“Subsidiary” shall mean, as of any date of determination and with respect to Borrower, any corporation, limited liability company or partnership (whether or not, in any case, characterized as such or as a “joint venture”), whether now existing or hereafter organized or acquired: (a) in the case of a corporation or limited liability company, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned (directly or indirectly) by Borrower and/or one or more Subsidiaries of Borrower, or (b) in the case of a partnership, of which a majority of the partnership or other ownership interests are at the time beneficially owned by Borrower and/or one or more of its Subsidiaries.

“Subsidiary Guaranty” means that certain Subsidiary Guaranty dated as of January 18, 2013, executed (a) on the Closing Date by each existing Material Non-TP Subsidiary of Borrower (other than the Excluded Subsidiaries) and (b) after the Closing Date by any other Person, including pursuant to the terms of Section 5.11, in the form of Exhibit C, either as originally executed or as the same may from time to time be supplemented, modified, amended, restated or extended.

“Tax Preferred Subsidiary” means (a) a Subsidiary of Borrower that is a controlled foreign corporation (within the meaning of Section 957(a) of the Code) with respect to which Borrower (or any corporation which in addition to Borrower is a member of an affiliated group, within the meaning of Section 1504(a) of the Code, for which a consolidated return is filed pursuant to Section 1501 of the Code) is a United States shareholder within the meaning of Section 951(b) of the Code or (b) a Foreign Subsidiary of Borrower which is treated as a disregarded entity or partnership for United States of America tax purposes pursuant to the entity classification rules under Section 7701 of the Code.

“to the best knowledge of” or any term of similar import, means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Responsible Official of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) should have been known by the Person (or, in the case of a Person other than a natural Person, should have been known by a Responsible Official of that Person).

“Total Funded Debt” means, as of any date of determination, with respect to Borrower and its Subsidiaries on a consolidated basis, the sum of, without duplication, (a) all obligations for borrowed money plus (b) all obligations with respect to the principal component of Capital Leases plus (c) all guaranty obligations plus (d) all outstanding Letters of Credit.

“Total Funded Debt to Adjusted EBITDA Ratio” means as of the last day of any fiscal quarter of Borrower, (a) Total Funded Debt as of that date to (b) Adjusted EBITDA for the four fiscal quarter period ending on that date.

“Unused Commitment Fee” is defined in Section 2.2(d).

SECTION 1.2 USE OF DEFINED TERMS. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class. The term “including” is by way of example and not limitation.

SECTION 1.3 ACCOUNTING TERMS. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, except as otherwise specifically prescribed herein. In the event that GAAP changes during the term of this Agreement such that the covenants contained in Section 5.9 would then be calculated in a different manner or with different components, (a) Borrower and Bank agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower’s financial condition to substantially the same criteria as were effective prior to such change in GAAP and (b) Borrower shall be deemed to be in compliance with the covenants contained in the aforesaid Section if and to the extent that Borrower would have been in compliance therewith under GAAP as in effect immediately prior to such change, but shall have the obligation to deliver each of the materials described in Section 5.3 to Bank, on the dates therein specified, with financial data presented in a manner which conforms with GAAP as in effect immediately prior to such change.

SECTION 1.4 EXHIBITS AND SCHEDULES. All exhibits and schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference.

ARTICLE II

CREDIT TERMS

SECTION 2.1 LINE OF CREDIT.

(a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make Revolving Advances to Borrower from time to time up to and including the Line of Credit Maturity Date, not to exceed at any time the then applicable Line of Credit Amount (the “Line of Credit”), the proceeds of which shall be used to refinance Borrower’s existing Indebtedness with Citibank, N.A. on the Closing Date and otherwise for Borrower’s working capital requirements and general corporate purposes, including Permitted Acquisitions, payment of dividends and distributions permitted pursuant to Section 6.6(c), Share Repurchases permitted pursuant to Section 6.6(d) and other permitted uses identified herein. Borrower’s obligation to repay Revolving Advances under the Line of Credit shall be evidenced by a promissory note dated as of January 18, 2013 (“Line of Credit Note”), in the form of Exhibit B, all terms of which are incorporated herein by this reference.

(b) Optional Increase in Line of Credit Amount. Subject to Bank approval and provided that (i) no Potential Event of Default or Event of Default then exists, on any date prior to June 19, 2017, and (ii) no voluntary permanent reductions to the Line of Credit Amount pursuant to Section 2.1(c) have occurred prior to the date of any such request, Borrower may request in writing that the Line of Credit Amount be increased in an amount which does not result in the principal amount of the Line of Credit being greater than $125,000,000 (“Greenshoe Option”); provided further that each requested increase to the Line of Credit Amount shall be in a minimum amount of at least $10,000,000 or such smaller amount if such smaller amount is the maximum amount available under the Greenshoe Option at such time. Unless a shorter time period shall be approved by Bank in writing, any request under this Section shall be submitted by Borrower to Bank not less than thirty (30) days prior to the proposed increase. Any such request shall be accompanied by a certificate signed by a Senior Officer of Borrower, stating that no Potential Event of Default or Event of Default exists as of the date of the request or will result from the requested increase. Bank shall notify Borrower within the specified time period whether or not it agrees to allow the proposed increase; provided, however, that should Bank fail to respond within such time period it shall be deemed to have declined to allow the proposed increase. The rejection of any proposed increase by Bank shall not affect Borrower’s right to request an increase in the Line of Credit Amount at a future date. In the event Bank agrees to any proposed increase, Borrower shall: (A) issue a replacement Line of Credit Note to Bank in the principal amount of the increased Line of Credit Amount; (B) execute and deliver to Bank such amendments, if any, to the Loan Documents as Bank may reasonably request relating to such increase; and (C) pay to Bank any agreed upon loan (or upfront) fee applicable to such increase.

(c) Optional Termination of Line of Credit or Reduction in Line of Credit Amount. Borrower may at any time or from time to time, upon not less than three (3) Business Days’ notice to Bank, terminate the Line of Credit or reduce in part the Line of Credit Amount, provided that each partial reduction of the Line of Credit shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

(d) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower to finance Borrower’s and its Material Subsidiaries’ working capital requirements (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Fifteen Million Dollars ($15,000,000). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each Letter of Credit shall be issued for a term not to exceed 365 days, as designated by Borrower; provided however, that no Letter of Credit shall have an expiration date subsequent to the maturity date of the Line of Credit. The undrawn amount of all issued Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof (collectively, the “Letter of Credit Documents”). Each drawing paid under a Letter of Credit shall be deemed a Revolving Advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to the Revolving Advances; provided however, that if Revolving Advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to Revolving Advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.

(e) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the then applicable Line of Credit Amount.

SECTION 2.2 INTEREST/FEES.

(a) Interest. The outstanding principal balance of the Line of Credit shall bear interest, and the amount of each drawing paid under any Letter of Credit shall bear interest from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest set forth in the Line of Credit Note.

(b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c) Upfront Fee. Borrower shall pay to Bank a non-refundable upfront fee for the Line of Credit equal to $187,500 (equal to 0.25% of $75,000,000), which fee shall be due and payable in full upon the execution of this Agreement.

(d) Unused Commitment Fee. Borrower shall pay to Bank a fee (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit (i.e., the then applicable Line of Credit Amount minus Line of Credit Usage), which fee (the “Unused Commitment Fee”) shall be calculated on a quarterly basis by Bank according to the table below and shall be due and payable quarterly by Borrower in arrears within ten (10) days after each billing is sent by Bank:

Total Funded Debt to Adjusted EBITDA Ratio	Applicable Unused Commitment Fee
Less than 0.50 to 1.00	0.25%
Equal to or greater than 0.50 to 1.00 but less than 1.00 to 1.00	0.30%
Equal to or greater than 1.00 to 1.00	0.35%

(e) Letter of Credit Fees. Borrower shall pay to Bank (i) fees upon the issuance of each Letter of Credit equal to two percent (2.00%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof, and (ii) fees upon the payment or negotiation of each drawing under any Letter of Credit and fees upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity (such fees collectively referred to as the “Letter of Credit Fees”).

SECTION 2.3 COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal and interest due under the Line of Credit, the Unused Commitment Fee, the Letter of Credit Fees and all other fees and expenses charged or otherwise to be reimbursed by Borrower under or in respect of any of the Loan Documents, by charging Borrower’s deposit account number 4945044147 with Bank, or any other deposit account maintained by Borrower with Bank for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 2.4 GUARANTIES. The payment and performance of all Indebtedness and other Obligations of Borrower to Bank under the Line of Credit shall be guaranteed jointly and severally by each Material Non-TP Subsidiary (except as permitted by the terms hereof with respect to the Excluded Subsidiaries), as evidenced by and subject to the terms of the Subsidiary Guaranty.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 3.1 LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could reasonably be expected to result in a Material Adverse Effect. Each Material Subsidiary is a corporation, limited liability company or other similar business organization, duly organized and existing, or duly formed and existing (as applicable), and in good standing under the laws of its jurisdiction of organization or formation, and is qualified or licensed to do business (and is in good standing as a foreign organization, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.2 AUTHORIZATION AND VALIDITY. This Agreement and each of the other Loan Documents have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the Obligor that executes the same, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws and equitable principles generally affecting creditors’ rights.

SECTION 3.3 NO VIOLATION. The execution, delivery and performance by Borrower or any Material Non-TP Subsidiary of each of the Loan Documents to which it is a party do not (a) violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower or such Subsidiary, or (b) result in any breach of or default under any material contract, obligation, indenture or other instrument to which Borrower or any such Subsidiary is a party or by which Borrower or such Subsidiary may be bound other than such violations, breaches or defaults which are not reasonably expected to have a Material Adverse Effect; and neither Borrower nor any such Subsidiary is in violation of, or default under, any contract, obligation, indenture or other instrument described in clause (b) above in any respect that could reasonably be expected to have a Material Adverse Effect.

SECTION 3.4 LITIGATION. Except as set forth on Schedule 3.4 or disclosed by Borrower to Bank in writing prior to the date hereof, there are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.5 CORRECTNESS OF FINANCIAL STATEMENT. The annual consolidated financial statement of Borrower and its Subsidiaries dated April 30, 2012 and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly in all material respects the financial condition of Borrower and its Subsidiaries, (b) disclose all liabilities of Borrower and its Subsidiaries that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with GAAP consistently applied. Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower and its Subsidiaries, nor has Borrower or any of its Subsidiaries mortgaged, pledged, granted a security interest in or otherwise encumbered any of its or their assets or properties except (a) Permitted Encumbrances or (b) as otherwise permitted by Bank in writing.

SECTION 3.6 INCOME TAX RETURNS. Borrower has no knowledge of any material pending assessments or adjustments of its or any of its Subsidiaries’ income tax payable with respect to any year.

SECTION 3.7 NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower or any other Obligor is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s or such other Obligor’s obligations subject to this Agreement or any other Loan Document to which it is a party to any other obligation of Borrower or such other Obligor.

SECTION 3.8 PERMITS, FRANCHISES. Borrower and each Material Subsidiary possess, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable them to conduct the business in which they are now engaged in compliance with applicable law, except where the failure to possess any such permits, consents, approvals, franchises, licenses or rights could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.9 ERISA.

(a) Borrower and its Material Subsidiaries are in compliance in all material respects with all applicable provisions of ERISA;

(b) to the best knowledge of Borrower, none of Borrower or any of the Material Subsidiaries has violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower or any of the Material Subsidiaries (each, a “Plan”) where such violation could reasonably be expected to have a Material Adverse Effect;

(c) no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower or any of the Material Subsidiaries that could reasonably be expected to result in a Material Adverse Effect;

(d) Borrower and the Material Subsidiaries have met their minimum funding requirements under ERISA with respect to each Plan, except where the failure to meet such minimum funding requirements could reasonably be expected to result in a Material Adverse Effect; and

(e) each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP, except where the failure to fulfill such benefit obligations could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 OTHER OBLIGATIONS. None of Borrower or any of the Material Subsidiaries is in default (subject to any applicable notice and/or cure periods) on any obligation for borrowed money in excess of $2,500,000, any material purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 3.11 ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower and the Material Subsidiaries are in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. To the best knowledge of Borrower, none of the operations of Borrower or the Material Subsidiaries is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. To the best knowledge of Borrower, none of Borrower or any of the Material Subsidiaries has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

ARTICLE IV

CONDITIONS

SECTION 4.1 CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions (the date on which such conditions are satisfied being the “Closing Date”):

(a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be reasonably satisfactory to Bank’s counsel.

(b) Documentation. Bank shall have received, in form and substance reasonably satisfactory to Bank, each of the following, duly executed:

(i) This Agreement and each promissory note (including the Line of Credit Note) or other instrument or document required hereby.

(ii) The Subsidiary Guaranty.

(iii) With respect to any Letter(s) of Credit to be issued on the Closing Date, such Letter of Credit Documents as Bank may require in connection with the issuance thereof.

(iv) With respect to Borrower and each other Obligor, such documentation as Bank may reasonably require to establish the due organization, valid existence and good standing of each such Person in its jurisdiction of formation, its qualification to engage in business in the jurisdiction of its formation and, if different, the jurisdiction of its principal place of business, its authority to execute, deliver and perform the Loan Documents to which it is a party, the identity, authority and capacity of each responsible official thereof authorized to act on its behalf, including copies of its articles or certificates of incorporation, or articles or certificate of formation (as applicable), and amendments thereto, certified by the applicable Secretary of State (or equivalent government official), bylaws, operating agreements or limited liability company agreements (as applicable) and amendments thereto, in each case certified by a responsible official of such party, certificates of good standing and/or qualifications to engage in business, certified copies of corporate resolutions, incumbency certificates, certificates of responsible officials and the like.

(v) Favorable written legal opinions of Morrison & Foerster LLP, counsel to Borrower and the other Obligors in existence on the Closing Date, and such local counsel opinions as Bank may reasonably require, in each case, together with copies of all factual certificates and legal opinions upon which its counsel has relied.

(vi) A pay-off letter or equivalent and lien release documentation from Citibank, N.A.

(vii) Such other documents as Bank may reasonably require under any other Section of this Agreement.

(c) Financial Condition. There shall not have occurred a Material Adverse Effect.

(d) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower’s property, in form, substance, amounts, covering risks and issued by companies reasonably satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

SECTION 4.2 CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true in all material respects on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date (except (i) with respect to representations and warranties which, by their terms, relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such date, (ii) to the extent Borrower has previously notified Bank of a change in such representations and warranties and Bank, in writing, has approved such change to the representations and warranties and confirmed that such change is to be deemed a modification to such representations and warranties as set forth in this Agreement, and (iii) that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on such date), no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist (each, a “Potential Event of Default”).

(b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.

ARTICLE V

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

SECTION 5.1 PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein (and subject to any applicable notice and/or cure periods), and promptly upon written demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 5.2 ACCOUNTING RECORDS. Maintain, and cause each Material Subsidiary to maintain, adequate books and records in accordance with GAAP consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower or any such Material Subsidiary; provided, however, unless an Event of Default or Potential Event of Default shall have occurred and be continuing, (a) such inspections, audits and examinations shall be during Borrower’s or any such Material Subsidiary’s normal business hours and (b) Bank shall have provided Borrower or such Material Subsidiary with at least three (3) Business Days’ notice prior to any such inspection, audit or examination.

SECTION 5.3 FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail reasonably satisfactory to Bank:

(a) not later than 90 days after and as of the end of each fiscal year, an audited annual consolidated financial statement of Borrower and its Subsidiaries, prepared by a nationally recognized public accounting firm without qualification or exception, to include balance sheet and statements of income, cash flows and shareholders’ equity (including all footnotes to the foregoing); provided that Bank acknowledges and agrees that the delivery of the annual consolidated financial statement of Borrower and its Subsidiaries included in the 10K shall satisfy the covenant in this Section 5.3(a). Such financial statements shall be prepared in accordance with GAAP, consistently applied;

(b) not later than 45 days after and as of the end of each fiscal quarter, a consolidated financial statement of Borrower and its Subsidiaries, prepared by Borrower, to include balance sheet and statements of income and cash flows; provided that Bank acknowledges and agrees that the delivery of the consolidated financial statement of Borrower and its Subsidiaries included in the 10Q shall satisfy the covenant in this Section 5.3(b). Such financial statements shall be prepared in accordance with GAAP, consistently applied;

(c) contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a Compliance Certificate of a Senior Officer of Borrower that said financial statements are accurate in all material respects, that there exists no Potential Event of Default or Event of Default and containing computations as to compliance with the covenants set forth in Section 5.9;

(d) promptly after written request by Bank, copies of any other (i.e., to the extent not included in clauses (a) or (b) above) detailed audit reports, management letters or recommendations submitted to Borrower by independent accountants in connection with the accounts or books of Borrower or any audit of Borrower;

(e) promptly after the same are available, and in any event within five (5) Business Days after filing with the Securities and Exchange Commission, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and not otherwise required to be delivered to Bank pursuant to other provisions of this Section 5.3;

(f) promptly after written request by Bank, copies of any report or other document that was filed by Borrower with any Governmental Agency;

(g) as soon as available and in any event not later than 90 days after the commencement of each fiscal year of the Borrower, the budget and projected Financial Statements of the Borrower for such fiscal year end and each of the two (2) fiscal years following such fiscal year (detailed on a quarterly basis), including, in each case, projected balance sheets, statements of income and statements of cash flow of the Borrower all in reasonable detail and with assumptions; and

(h) from time to time such other information as Bank may reasonably request in writing.

SECTION 5.4 COMPLIANCE. Preserve and maintain, and cause each Material Subsidiary to preserve and maintain, all material licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply in all material respects with the provisions of all documents pursuant to which Borrower or any Material Subsidiary is organized and/or which govern Borrower’s or such Subsidiary’s continued existence and materially comply with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower, its Material Subsidiaries and/or their businesses.

SECTION 5.5 INSURANCE. Maintain and keep in force, and cause each Material Subsidiary to maintain and keep in force, for each business in which Borrower and its Material Subsidiaries are engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in amounts reasonably satisfactory to Bank, and deliver to Bank from time to time at Bank’s written request schedules setting forth all insurance then in effect.

SECTION 5.6 FACILITIES. Keep, and cause each Material Subsidiary to keep, all properties useful or necessary to Borrower’s and its Material Subsidiaries’ businesses in good repair and condition in all material respects (subject to normal wear and tear), and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 5.7 TAXES AND OTHER LIABILITIES. Pay and discharge, and cause each Material Subsidiary to pay and discharge, when due any and all material indebtedness, obligations, assessments and taxes, both real or personal, including without limitation, federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower or any Material Subsidiary may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower or the applicable Material Subsidiary has made provision, to Bank’s reasonable satisfaction, for eventual payment thereof in the event Borrower or any such Subsidiary is obligated to make such payment; provided that the failure to make any such payments shall not constitute a breach of this covenant unless the aggregate amount of such payments could reasonably be expected to exceed $500,000.

SECTION 5.8 LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower or any Subsidiary with a claim in excess of $5,000,000.

SECTION 5.9 FINANCIAL CONDITION. Maintain Borrower’s consolidated financial condition as follows using GAAP consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower’s consolidated financial statements for the fiscal period ending on or about January 31, 2013, except as otherwise stated:

(a) Adjusted EBITDA (calculated on a rolling four-fiscal quarter basis) of not less than (i) $45,000,000 as of the last day of any fiscal quarter occurring after the Closing Date, but prior to April 30, 2016 and (ii) $50,000,000 as of the last day of the fiscal quarter ending April 30, 2016 and each fiscal quarter ending thereafter.

(b) Total Funded Debt to Adjusted EBITDA Ratio, as of the last day of any fiscal quarter, not greater than 2.50 to 1.00.

SECTION 5.10 NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter), give written notice to Bank in reasonable detail of:

(a) the occurrence of any Event of Default or Potential Event of Default;

(b) any change in the name or the organizational structure of Borrower or any of its Material Subsidiaries;

(c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or

(d) any termination or cancellation of any insurance policy which Borrower or any Material Subsidiary is required to maintain pursuant to this Agreement, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s property in excess of an aggregate of $2,000,000.

SECTION 5.11 FUTURE MATERIAL NON-TP SUBSIDIARIES AND THE EXCLUDED SUBSIDIARIES. Cause (a) each entity that becomes a Material Non-TP Subsidiary after the Closing Date (whether by a Permitted Acquisition, a written designation by Borrower as described in the definition of “Material Subsidiary,” or otherwise) and (b) each of the Excluded Subsidiaries in the event the Foreign Operations Consolidation shall not have occurred on or before April 30, 2013, to execute and deliver to Bank, within 45 days of becoming a Material Non-TP Subsidiary in the case of clause (a) above, or not later than May 15, 2013 in the case of clause (b) above, (i) an appropriate joinder to the Subsidiary Guaranty and (ii) such other agreements other documents and legal opinions as Bank may reasonably request, in form and substance reasonably acceptable to Bank.

SECTION 5.12 PRIMARY CASH MANAGEMENT ARRANGEMENTS. So long as the Line of Credit shall remain in effect or any Revolving Advance or Letters of Credit thereunder remains outstanding, Borrower shall maintain its primary depository and cash management accounts and arrangements with Bank and/or its affiliates.

ARTICLE VI

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not, and will not permit any of its Material Subsidiaries to, without Bank’s prior written consent:

SECTION 6.1 USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Section 2.1(a).

SECTION 6.2 OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any Indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, other than (a) the liabilities of Borrower to Bank, (b) Permitted Indebtedness, and (c) any other liabilities of Borrower and its Subsidiaries identified on Schedule 6.2 hereto.

SECTION 6.3 MERGER, CONSOLIDATION, TRANSFER OF ASSETS.

(a) Merge into or consolidate with any other entity, other than mergers or consolidations of Subsidiaries into and with (i) Borrower (with Borrower as the surviving entity) or (ii) another Subsidiary, including in either case in connection with Permitted Acquisitions; provided that Borrower may reorganize Subsidiaries that are Foreign Subsidiaries to an organization in which such Foreign Subsidiaries are Subsidiaries of a newly formed foreign holding company (or newly formed foreign holding companies) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or would result after giving effect to any such reorganization (the “Foreign Operations Consolidation”);

(b) make any substantial change in the nature of Borrower’s or the Material Subsidiaries’ businesses as conducted as of the date hereof not reasonably related to such businesses as of the date hereof;

(c) acquire all or substantially all of the assets of any other Person, other than pursuant to Permitted Acquisitions; or

(d) sell, lease, transfer or otherwise dispose (each, a “Disposition”) of Borrower’s or any Material Subsidiary’s assets, except:

(i) Dispositions of obsolete, worn-out or surplus property in the ordinary course of business;

(ii) non-exclusive licenses for the use of the intellectual property of such licensor and exclusive licenses of intellectual property rights so long as substantially all of the economic value of the intellectual property rights is retained by the licensor;

(iii) Dispositions by a non-Obligor Subsidiary to another non-Obligor Subsidiary;

(iv) Dispositions of Equity Interests in any Subsidiary in order to qualify members of the board of directors of such Subsidiary if required by applicable law;

(v) involuntary Dispositions as a result of any loss of, damage to, or destruction of, or any condemnation or other taking for public use of, any property of such Person;

(vi) Dispositions of assets for at least fair market value (as determined by the board of directors of Borrower) so long as the net book value of all assets sold or otherwise disposed of in any fiscal year does not exceed $5,000,000; and

(vii) that any Subsidiary may be wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or an Obligor.

SECTION 6.4 GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other Person, other than (a) any of the foregoing in favor of Bank, and (b) any guarantee made by Borrower and/or the Obligors in respect of each other’s Permitted Indebtedness.

SECTION 6.5 INVESTMENTS. Make any Investments in any Person, other than Permitted Investments.

SECTION 6.6 DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on any Equity Interest of Borrower or any Subsidiary now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any part of any class of Borrower’s or any Subsidiaries’ Equity Interests now or hereafter outstanding, other than (a) dividends and distributions paid by Subsidiaries to Borrower or another Subsidiary, including dividends payable in capital stock or rights to purchase capital stock of such Subsidiaries, provided that no dividend or distribution shall be paid in cash by any Obligor to any Subsidiary that is not an Obligor, (b) dividends payable solely in capital stock or rights to purchase capital stock of Borrower, (c) dividends and distributions paid by Borrower to its shareholders on any Equity Interest of Borrower, and (d) redemptions, retirements, repurchases or other acquisitions of Borrower’s common stock (each, a “Share Repurchase”), provided that (i) no Potential Event of Default or Event of Default then exists or would result therefrom, (ii) the aggregate consideration paid (whether in cash or otherwise) in connection with any dividend or distribution paid pursuant to Section 6.6(c) and Share Repurchases during any fiscal year shall not exceed $50,000,000, (iii) the aggregate consideration paid (whether in cash or otherwise) in connection with any dividend or distribution paid pursuant to Section 6.6(c) and Share Repurchases plus the aggregate amount of consideration paid with respect to all acquisitions (excluding the Pending Acquisition) during any fiscal year shall not exceed $125,000,000, and (iv) after giving effect to any dividend or distribution paid pursuant to Section 6.6(c) or Share Repurchase, Domestic Liquidity shall not be less than $50,000,000.

SECTION 6.7 PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or Lien upon, all or any portion of Borrower’s or any Material Subsidiary’s assets now owned or hereafter acquired, other than Permitted Encumbrances

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.1 The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a) Borrower shall fail to pay (i) any principal when due, or (ii) any interest, fees or other amounts payable under any of the Loan Documents within two (2) Business Days of when due.

(b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from the earlier of (i) the date Borrower first knew of such default or (ii) written notice thereof from Bank.

(d) Any default in the payment or performance of any obligation, or any defined event of default (after giving effect to any applicable notice and/or cure periods), under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower or any other Obligor has incurred any debt or other liability to any Person relating to Indebtedness (other than Indebtedness hereunder) in a principal amount outstanding of at least $10,000,000.

(e) The filing of a notice of judgment Lien against Borrower or any Subsidiary, and such judgment Lien has not been released, as of record, within fifteen (15) days after the filing thereof; or the recording of any abstract of judgment against Borrower or any Subsidiary in any jurisdiction in which Borrower or such Subsidiary has an interest in real property and such abstract of judgment has not been released, as of record, within fifteen (15) days after the recording thereof; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Subsidiary which has not been released by the date that is fifteen (15) days prior to the date such levy or attachment is to be made or enforced; or the entry of a judgment against Borrower or any Subsidiary for the payment of money in excess of $10,000,000 (inclusive of amounts covered by insurance with respect to which the insurer has not disputed coverage therefor) which has not been released, discharged, bonded against, or stayed pending appeal within fifteen (15) days after entry thereof; or the entry of a judgment against Borrower or any Subsidiary which materially restricts the business operations of Borrower or such Subsidiary, was not stayed pending an appeal immediately upon the entry thereof and which has not been reversed within fifteen (15) days after the date of entry thereof.

(f) Borrower or any Subsidiary shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Subsidiary shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Subsidiary, and such filing has not been stayed or dismissed within sixty (60) days after the filing thereof, or Borrower or any Subsidiary shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Subsidiary shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Subsidiary by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(g) The occurrence of a Change of Control.

SECTION 7.2 REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall, at Bank’s option and without notice, immediately cease and terminate; and (c) and during the continuation of such Event of Default, Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence and during the continuation of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 8.2 NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:

KORN/FERRY INTERNATIONAL

1900 Avenue of the Stars, Suite 2600

Los Angeles, California 90067

Attn: Robert Rozek, EVP and CFO

Fax: (310) 553-8640

With a copy to:

KORN/FERRY INTERNATIONAL

1900 Avenue of the Stars, Suite 2600

Los Angeles, California 90067

Attn: Stephen Wideman, VP-Treasury

Fax: (310) 557-3725

With an additional copy (which shall not constitute notice) to:

MORRISON & FOERSTER LLP

555 W. Fifth Street, Suite 3500

Los Angeles, California 90013

Attn: Kathy I. Johnstone, Esq.

Fax: (213) 892-5454

BANK:

WELLS FARGO BANK, NATIONAL ASSOCIATION

Commercial Banking Group

1800 Century Park East, Suite 1100

Los Angeles, California 90067

Attn: Korn/Ferry Account Officer

Fax: (310) 789-5336

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 8.3 COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Bank promptly upon written demand the full amount of all payments, advances, charges and documented costs and expenses (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other Person) relating to Borrower or any other Person; provided Bank shall provide to Borrower a reasonably detailed invoice of such payments, advances, charges, costs and expenses promptly upon written request from Borrower.

SECTION 8.4 SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, or any other Obligor or the business of such Obligor. Each such proposed transferee receiving such documents and information, by its receipt thereof, agrees to be bound by all confidentiality requirements applicable thereto as may be set forth in the Loan Documents.

SECTION 8.5 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 8.6 NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other Person shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 8.7 TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 8.8 SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 8.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 8.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

SECTION 8.11 INDEMNITY BY BORROWER. Borrower agrees to indemnify, save and hold harmless Bank and its directors, officers, agents, attorneys and employees (collectively, the “Indemnitees”) from and against: (a) Any and all claims, demands, actions or causes of action that are asserted against any Indemnitee if the claim, demand, action or cause of action arises out of or relates in any manner whatsoever to the advances made by Bank to Borrower, or relates to the Loan Documents or to the transactions governed thereby; (b) Any and all administrative or investigative proceedings by any governmental agency or authority arising out of or related to any claim, demand, action or cause of action described in clause (a) above; and (c) Any and all liabilities, losses, costs or expenses (including reasonable attorneys’ fees and disbursements and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any of the foregoing; provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own or its employees’ or agents’ gross negligence or willful misconduct. Each Indemnitee is authorized to employ counsel in enforcing its rights hereunder and in defending against any claim, demand, action, cause of action or administrative or investigative proceeding covered by this Section 8.11; provided that the Indemnitees as a group may retain only one law firm to represent them with respect to any such matter unless there is, under applicable standards of professional conduct, conflict on any significant issue between the positions of any two or more Indemnitees. Any obligation or liability of Borrower to any Indemnitee under this Section 8.11 shall be and hereby is covered by the Loan Documents and shall survive the expiration or termination of this Agreement and the repayment of the Revolving Advances made under the Line of Credit and the payment and performance of all other obligations owed to Bank.

SECTION 8.12 NONLIABILITY OF BANK. Borrower acknowledges and agrees that:

(a) By accepting or approving anything required to be observed, performed, fulfilled or given to Bank pursuant to the Loan Documents, including any certificate, financial statement, insurance policy or other document, Bank shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Bank;

(b) The relationship between Borrower and Bank in connection with this Agreement and the other Loan Documents is, and shall at all times remain, solely that of a borrower and lender; Bank shall not under any circumstance be construed to be a partner or joint venturer of Borrower; Bank shall not under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower, or to owe any fiduciary duty to Borrower as a result of the transactions arising under this Agreement and the other Loan Documents; Bank does not undertake or assume any responsibility or duty to Borrower to select, review, inspect, supervise, pass judgment upon or inform Borrower of any matter in connection with its property or the operations of Borrower; Borrower shall rely entirely upon its own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Bank in connection with such matters is solely for the protection of Bank and neither Borrower nor any other Person is entitled to rely thereon; and

(c) Bank shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to persons or damage to property caused by the actions, inaction or negligence of Borrower and Borrower hereby indemnifies and holds Bank harmless from any such loss, damage, liability or claim.

SECTION 8.13 FURTHER ASSURANCES. Borrower shall, at its expense and without expense to Bank, do, execute and deliver such further acts and documents as Bank from time to time reasonably requires for the assuring and confirming unto Bank of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

SECTION 8.14 CREDIT AGREEMENT GOVERNS. In the event of any actual irreconcilable conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of Bank in any other Loan Document shall not be deemed a conflict with this Agreement.

SECTION 8.15 ARBITRATION.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) subject to applicable law, exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in clauses (i), (ii) and (iii) of this subsection.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years’ experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

BORROWER:

KORN/FERRY INTERNATIONAL, a Delaware corporation

By:	/s/ Robert Rozek
Name: Robert Rozek
Title: EVP / CFO

BANK:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Sanjna Daphtary
Sanjna Daphtary Vice President

EXHIBIT A

COMPLIANCE CERTIFICATE

To:	Wells Fargo Bank, National Association

Date:	__________________, _____

Subject:	KORN/FERRY INTERNATIONAL

Reference is made to the Credit Agreement dated as of January 18, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) between Korn/Ferry International, a Delaware corporation (“Borrower”) and Wells Fargo Bank, National Association (“Bank”). All terms used and not otherwise defined in this Compliance Certificate have the meanings given in the Credit Agreement. This Compliance Certificate is delivered pursuant to Section 5.3(c) of the Credit Agreement and relates to the fiscal [quarter] [year] ended                     ,              (the “Reporting Date”). The undersigned hereby certifies that the financial statements delivered herewith are accurate in all material respects and that all calculations contained herein and therein are as determined in accordance with GAAP, consistently applied, except to the extent modified by the terms of the Credit Agreement.

Events of Default. (Check one):

☐	The undersigned does not have knowledge of the occurrence of a Potential Event of Default or Event of Default under the Credit Agreement.

☐	The undersigned has knowledge of the occurrence of a Potential Event of Default or Event of Default under the Credit Agreement and attached hereto is a statement of the facts with respect thereto.

Covenant Compliance. The undersigned further hereby certifies as follows:

1. Adjusted EBITDA. Pursuant to Section 5.9(a) of the Credit Agreement, as of the Reporting Date, the Adjusted EBITDA (calculated on a rolling four-fiscal quarter basis) was $                     which ☐ satisfies ☐ does not satisfy the requirement that such amount, on the Reporting Date, be not less than:                     .1

Calculation of Adjusted EBITDA. As of the Reporting Date:

(a) net profit before tax for the period covered hereby	$__________

in each case to the extent included in the computation of net profit before tax for the period covered hereby:

[1]	[Insert (i) $45,000,000 for any fiscal quarter occurring after the Closing Date, but prior to April 30, 2016 and (ii) $50,000,000 for the fiscal quarter ending April 30, 2016 and each fiscal quarter ending thereafter.]

	minus (b) the amount of any non-recurring gains	$__________

	plus (c) interest expense	$__________

	plus (d) depreciation expense and amortization expense	$__________

	plus (e) non-cash capital stock-based compensation to officers and employees (including in connection with the vesting of stock options in Borrower)	$__________

	plus (f) restructuring charges (whether in cash or non-cash), including those resulting from Permitted Acquisitions, in an amount not to exceed $20,000,000	$__________

	plus (g) non-cash, non-recurring charges	$__________

	plus (h) non-cash charges or minus non-cash gains related to fair value adjustments	$__________

equals	Adjusted EBITDA [(a) - (b) + (c) + (d) + (e) + (f) + (g) + (h)]	$__________

2. Total Funded Debt to Adjusted EBITDA Ratio. Pursuant to Section 5.9(b) of the Credit Agreement, the Total Funded Debt to Adjusted EBITDA Ratio as of the Reporting Date was        to 1.00, which ☐ satisfies ☐ does not satisfy the requirement that such amount be not greater than 2.50 to 1.00 as of such date.

Calculation of Total Funded Debt to Adjusted EBITDA Ratio. As of the Reporting Date:

(a) Calculation of Total Funded Debt. As of the Reporting Date:

	(i) all obligations for borrowed money	$__________

	plus (ii) all obligations with respect to the principal component of Capital Leases	$__________

	plus (iii) all guaranty obligations	$__________

	plus (iv) all outstanding Letters of Credit	$__________

	equals Total Funded Debt [(i) + (ii) + (iii) + (iv)]	$__________

	(b) Adjusted EBITDA	$______________2

equals	Total Funded Debt to Adjusted EBITDA Ratio [(a) / (b)]	:

3. Attached hereto as Schedules A, B, C, D, E, and F are calculations showing compliance with the purchase money indebtedness, acquisition indebtedness, unsecured indebtedness, investments in subsidiaries that are not obligors, other investments, and permitted acquisitions, share repurchases, and cash dividends provisions of the Credit Agreement, respectively, as of the Reporting Date.

[2]	[Insert Adjusted EBITDA amount from the last line in Section 1 above.]

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has caused this Compliance Certificate to be executed as of the day and year first written above.

By:
Name: Title:[3]

[3]	[To be signed by a Senior Officer of Borrower.]

Schedule A

Purchase Money Indebtedness

To be provided by Borrower.

Schedule B

Acquisition Indebtedness

To be provided by Borrower.

Schedule C

Unsecured Indebtedness

To be provided by Borrower.

Schedule D

Investments in Subsidiaries That Are Not Obligors

To be provided by Borrower.

Schedule E

Other Investments

To be provided by Borrower.

Schedule F

Permitted Acquisitions; Share Repurchases; Cash Dividends

(Sections 6.5 and 6.6 of the Credit Agreement)

To be provided by Borrower.

EXHIBIT B

Form of Line of Credit Note

REVOLVING LINE OF CREDIT NOTE

$75,000,000.00	Los Angeles, California January 18, 2013

FOR VALUE RECEIVED, the undersigned KORN/FERRY INTERNATIONAL, a Delaware corporation (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) at its office at 1800 Century Park East, Suite 1100, Los Angeles, California 90067, California, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Seventy-Five Million Dollars ($75,000,000.00), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

(a) “Base Rate” means, for any day, a fluctuating rate equal to the highest of: (i) the Prime Rate in effect on such day, (ii) a rate determined by Bank to be one and one-half percent (1.50%) above Daily One Month LIBOR in effect on such day, and (iii) the Federal Funds Rate plus one and one-half percent (1.50%).

(b) “Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close.

(c) “Credit Agreement” means that certain Credit Agreement between Borrower and Bank dated as of January 18, 2013, as amended, restated, supplemented or otherwise modified from time to time.

(d) “Daily One Month LIBOR” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a one (1) month period.

(e) “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers for the immediately preceding day, as published by the Federal Reserve Bank of New York; provided that if no such rate is so published on any day, then the Federal Funds Rate for such day shall be the rate most recently published.

(f) “Fixed Rate Term” means a period commencing on a Business Day and continuing for one (1), three (3), six (6) or twelve (12) months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that no Fixed Rate Term may be selected for a principal amount less than Five Hundred Thousand Dollars ($500,000.00); and provided further, that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

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(g) “LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

LIBOR =                                     Base LIBOR

                         100% - LIBOR Reserve Percentage

(i) “Base LIBOR” means the rate per annum for United States dollar deposits quoted by Bank (A) for the purpose of calculating effective rates of interest for loans making reference to LIBOR, as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies, or (B) for the purpose of calculating effective rates of interest for loans making reference to the Daily One Month LIBOR Rate, as the Inter-Bank Market Offered Rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of such loans. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(ii) “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Wells Fargo Bank for expected changes in such reserve percentage during the applicable term of this Note.

(h) “Prime Rate” means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

INTEREST:

(a) Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (i) at a fluctuating rate per annum determined by Bank to be the Applicable Margin above the Base Rate in effect from time to time, or (ii) at a fixed rate per annum determined by Bank to be the Applicable Margin above LIBOR in effect on the first day of the applicable Fixed Rate Term, with Applicable Margin defined according to the table below (and with the term “Total Funded Debt to Adjusted EBITDA Ratio” as defined in the Credit Agreement):

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Total Funded Debt to Adjusted EBITDA Ratio	Applicable Margin (Fixed Rate Term)	Applicable Margin (Base Rate)
Less than 0.50 to 1.00	0.50%	0.00%
Equal to or greater than 0.50 to 1.00 but less than 1.00 to 1.00	1.00%	0.00%
Equal to or greater than 1.00 to 1.00	1.50%	0.25%

When interest is determined in relation to the Base Rate, each change in the rate of interest hereunder shall become effective on the date each Base Rate change is announced within Bank. With respect to each LIBOR selection hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

(b) Selection of Interest Rate Options. At any time any portion of this Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Base Rate or to LIBOR for a new Fixed Rate Term designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Base Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower. At such time as Borrower requests an advance hereunder or wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying: (i) the interest rate option selected by Borrower; (ii) the principal amount subject thereto; and (iii) for each LIBOR selection, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as, with respect to each LIBOR selection, (A) if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three (3) Business Days after such notice is given, and (B) such notice is given to Bank prior to 10:00 a.m. on the first day of the Fixed Rate Term, or at a later time during any Business Day if Bank, at its sole option but without obligation to do so, accepts Borrower’s notice and quotes a fixed rate to Borrower. If Borrower does not immediately accept a fixed rate when quoted by Bank, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Bank of the applicable fixed rate. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Base Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied.

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(c) Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon written demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower, absent manifest error.

(d) Payment of Interest. Interest accrued on this Note shall be payable on the first day of each month, commencing January 1, 2013.

(e) Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, or at Bank’s option upon the occurrence, and during the continuance of an Event of Default, the outstanding principal balance of this Note shall bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to two percent (2%) above the rate of interest from time to time applicable to this Note.

BORROWING AND REPAYMENT:

(a) Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on January 18, 2018.

(b) Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of Borrower’s Executive Vice President/Chief Financial Officer, Senior Vice President/Corporate Controller, VP-Treasury, Senior VP—Finance and Investor Relations or General Counsel, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.

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(c) Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Base Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest Fixed Rate Term first.

PREPAYMENT:

(a) Base Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Base Rate at any time, in any amount and without penalty.

(b) LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of Five Hundred Thousand Dollars ($500,000.00); provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon written demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

(i) Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

(ii) Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii) If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum two percent (2.00%) above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of the Credit Agreement. Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an “Event of Default” under this Note.

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MISCELLANEOUS:

(a) Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon written demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

(b) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California.

[signature page follows]

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IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

KORN/FERRY INTERNATIONAL

By:
Name:
Title:

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EXHIBIT C

Form of Subsidiary Guaranty

Execution Version

SUBSIDIARY GUARANTY

This SUBSIDIARY GUARANTY (“Subsidiary Guaranty”), dated as of January 18, 2013, is made by the Persons listed on the signature pages hereto, together with each other Person who may become a party hereto pursuant to Section 16 of this Subsidiary Guaranty (each a “Guarantor” and collectively “Guarantors”), jointly and severally in favor of Wells Fargo Bank, National Association (“Bank”), with reference to the following facts:

RECITALS

A. Pursuant to that certain Credit Agreement dated as of January 18, 2013 by and between Korn/Ferry International, a Delaware corporation (“Borrower”), and Bank (said Credit Agreement, as amended, extended, renewed, supplemented, or otherwise modified from time to time, being the “Credit Agreement”), Bank has agreed to extend certain credit facilities to Borrower.

B. As a condition to the availability of such credit facilities, Guarantors are required to enter into this Subsidiary Guaranty and to guaranty the Guarantied Obligations as hereinafter provided.

C. Guarantors expect to realize direct and indirect benefits as the result of the availability of the aforementioned credit facilities to Borrower, as the result of financial or business support which will be provided to the Guarantors by Borrower.

AGREEMENT

NOW, THEREFORE, in order to induce Bank to extend the aforementioned credit facilities, and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Guarantors hereby represent, warrant, covenant, agree and guaranty as follows:

1. Definitions. This Subsidiary Guaranty is the Subsidiary Guaranty referred to in the Credit Agreement and is one of the Loan Documents. Terms defined in the Credit Agreement and not otherwise defined in this Subsidiary Guaranty shall have the meanings given those terms in the Credit Agreement when used herein and such definitions are incorporated herein as though set forth in full. In addition, as used herein, the following terms shall have the meanings respectively set forth after each:

“Guarantied Obligations” means any and all present and future Obligations of any type or nature of Borrower or any other Obligor to Bank arising under or related to the Loan Documents and/or any one or more of them, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including without limitation obligations of performance as well as obligations of

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payment, and including without limitation interest that accrues after the commencement of any bankruptcy or insolvency proceeding by or against Borrower, any Guarantor or any other Person.

“Subsidiary Guaranty” means this Subsidiary Guaranty, and any extensions, modifications, renewals, restatements, reaffirmations, supplements or amendments hereof, including, without limitation, any documents or agreements by which additional Guarantors become party hereto.

2. Guaranty of Guarantied Obligations. Guarantors hereby, jointly and severally, irrevocably, unconditionally guaranty and promise to pay and perform on demand the Guarantied Obligations and each and every one of them, including all amendments, modifications, supplements, renewals or extensions of any of them, whether such amendments, modifications, supplements, renewals or extensions are evidenced by new or additional instruments, documents or agreements or change the rate of interest on any Guarantied Obligation or the security therefor, or otherwise.

3. Nature of Guaranty. This Subsidiary Guaranty is irrevocable and continuing in nature and relates to any Guarantied Obligations now existing or hereafter arising. This Subsidiary Guaranty is a guaranty of prompt and punctual payment and performance and is not merely a guaranty of collection.

4. Relationship to Other Agreements. Nothing herein shall in any way modify or limit the effect of terms or conditions set forth in any other document, instrument or agreement executed by any Guarantor or in connection with the Guarantied Obligations, but each and every term and condition hereof shall be in addition thereto. All provisions contained in the Credit Agreement or any other Loan Document that apply to Loan Documents generally are fully applicable to this Subsidiary Guaranty and are incorporated herein by this reference.

5. Subordination of Indebtedness of the Obligors to Guarantors to the Guarantied Obligations. Each Guarantor agrees that:

(a) Any indebtedness of Borrower or any other Obligor now or hereafter owed to any Guarantor hereby is subordinated to the Guarantied Obligations.

(b) Upon the occurrence and during the continuance of any Event of Default or a Potential Event of Default, if Bank so requests in writing, any such indebtedness of Borrower or any other Obligor now or hereafter owed to any Guarantor shall be collected, enforced and received by such Guarantor as trustee for Bank and shall be paid over to Bank in kind on account of the Guarantied Obligations, but without reducing or affecting in any manner the obligations of such Guarantor under the other provisions of this Subsidiary Guaranty.

(c) Should such Guarantor fail to collect or enforce any such indebtedness of Borrower or any other Obligor now or hereafter owed to such Guarantor and pay the proceeds thereof to Bank in accordance with Section 5(b) hereof, Bank as such Guarantor’s attorney-in-fact may do such acts and sign such documents in such Guarantor’s name as Bank reasonably deems necessary or advisable to effect such collection, enforcement and/or payment.

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6. [Reserved].

7. Waivers and Consents. Each Guarantor acknowledges that the obligations undertaken herein involve the guaranty of obligations of Persons other than such Guarantor and, in full recognition of that fact, consents and agrees that Bank may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) supplement, modify, amend, extend, renew, accelerate or otherwise change the time for payment or the terms of the Guarantied Obligations or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (b) supplement, modify, amend or waive, or enter into or give any agreement, approval or consent with respect to, the Guarantied Obligations or any part thereof, or any of the Loan Documents to which such Guarantor is not a party or any additional security or guaranties, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder; (c) accept new or additional instruments, documents or agreements in exchange for or relative to any of the Loan Documents or the Guarantied Obligations or any part thereof; (d) accept partial payments on the Guarantied Obligations; (e) receive and hold additional security or guaranties for the Guarantied Obligations or any part thereof; (f) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer and/or enforce any security or guaranties, and apply any security and direct the order or manner of sale thereof as Bank in its sole and absolute discretion may determine; (g) release any Person from any personal liability with respect to the Guarantied Obligations or any part thereof; (h) settle, release on terms satisfactory to Bank or by operation of applicable laws or otherwise liquidate or enforce any Guarantied Obligations and any security or guaranty therefor in any manner, consent to the transfer of any security and bid and purchase at any sale; and/or (i) consent to the merger, change or any other restructuring or termination of the corporate or other existence of Borrower, any Guarantor or any other Person, and correspondingly restructure the Guarantied Obligations, and any such merger, change, restructuring or termination shall not affect the liability of any Guarantor or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the Guarantied Obligations.

Upon the occurrence and during the continuance of any Event of Default, Bank may enforce this Subsidiary Guaranty independently as to each Guarantor and independently of any other remedy or security Bank at any time may have or hold in connection with the Guarantied Obligations. Each Guarantor expressly waives any right to require Bank to marshal assets in favor of any Obligor, and agrees that Bank may proceed against any Obligor, or upon or against any security or remedy, before proceeding to enforce this Subsidiary Guaranty, in such order as it shall determine in its sole and absolute discretion. Bank may file a separate action or actions against any Obligor and/or any Guarantor without respect to whether action is brought or prosecuted with respect to any security or against any other Person, or whether any other Person is joined in any such action or actions. Guarantors agree that Bank and the other Obligors and any affiliates of the other Obligors may deal with each other in connection with the Guarantied Obligations or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the security of this Subsidiary Guaranty. Bank’s rights hereunder shall be reinstated and revived, and the

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enforceability of this Subsidiary Guaranty shall continue, with respect to any amount at any time paid on account of the Guarantied Obligations which thereafter shall be required to be restored or returned by Bank upon the bankruptcy, insolvency or reorganization of Borrower or any other Person, or otherwise, all as though such amount had not been paid. Each Guarantor agrees that the rights of Bank created or granted herein and the enforceability of this Subsidiary Guaranty with respect to Guarantors at all times shall remain effective to guaranty the full amount of all the Guarantied Obligations even though the Guarantied Obligations, or any part thereof, or any security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against any other Obligor or any other guarantor or surety and whether or not any other Obligor shall have any personal liability with respect thereto. To the maximum extent permitted by applicable law, each Guarantor expressly waives any and all defenses now or hereafter arising or asserted by reason of (a) any disability or other defense of any other Obligor with respect to the Guarantied Obligations, (b) the unenforceability or invalidity of any guaranty for the Guarantied Obligations, (c) the cessation for any cause whatsoever of the liability of any other Obligor (other than by reason of the full payment and performance of all Guarantied Obligations), (d) any failure of Bank to marshal assets in favor of Borrower or any other Person, (e) except as otherwise provided in this Subsidiary Guaranty or prohibited by applicable law, any failure of Bank to give notice of sale or other disposition of collateral to such Guarantor or any other Person or any defect in any notice that may be given in connection with any sale or disposition of collateral, (f) except as otherwise provided in this Subsidiary Guaranty or prohibited by applicable law, any failure of Bank to comply with applicable laws in connection with the sale or other disposition of any collateral or other security for any Guarantied Obligation, including without limitation, any failure of Bank to conduct a commercially reasonable sale or other disposition of any collateral or other security for any Guarantied Obligation, (g) any act or omission of Bank or others that directly or indirectly results in or aids the discharge or release of any other Obligor or the Guarantied Obligations or any security or guaranty therefor by operation of law or otherwise, (h) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation, (i) any failure of Bank to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person, (j) the election by Bank, in any bankruptcy proceeding of any Person, of the application or non-application of Section 1111(b)(2) of the United States Bankruptcy Code, (k) any extension of credit or the grant of any lien under Section 364 of the United States Bankruptcy Code, (l) any use of cash collateral under Section 363 of the United States Bankruptcy Code, (m) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person, (n) [reserved], (o) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any of the Guarantied Obligations (or any interest thereon) in or as a result of any such proceeding, (p) to the extent permitted, the benefits of any form of one-action rule under any applicable law, or (q) any action taken by Bank that is authorized by this Section or any other provision of any Loan Document. Until no part of the Line of Credit remains outstanding and all of the Guarantied Obligations have been paid and performed in full, no Guarantor shall have any right of subrogation, contribution (other than as set forth in Section 11), reimbursement or indemnity, and each Guarantor expressly waives any right to enforce any remedy that Bank now has or hereafter may have against any other Person

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and waives the benefit of, or any right to participate in, any collateral now or hereafter held by Bank. To the maximum extent permitted by applicable law, each Guarantor waives all rights and defenses arising out of an election of remedies by Bank, even though that election of remedies, has destroyed such Guarantor’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guarantied Obligations, and all notices of acceptance of this Subsidiary Guaranty or of the existence, creation or incurrence of new or additional Guarantied Obligations (except if such notice is required to be given to the Guarantors under this Guaranty, any other Loan Document or any other Guaranteed Obligations to which any Guarantor is a party).

8. Condition of Borrower and its Subsidiaries and Other Obligors. Each Guarantor represents and warrants to Bank that such Guarantor has established adequate means of obtaining from Borrower and its Subsidiaries, and the other Obligors, on a continuing basis, financial and other information pertaining to the businesses, operations and condition (financial and otherwise) of Borrower and its Subsidiaries, and the other Obligors, and their properties, and each Guarantor now is and hereafter will be completely familiar with the businesses, operations and condition (financial and otherwise) of Borrower and its Subsidiaries, and the other Obligors, and their properties. Each Guarantor hereby expressly waives and relinquishes any duty on the part of Bank (should any such duty exist) to disclose to such Guarantor any matter, fact or thing related to the businesses, operations or condition (financial or otherwise) of Borrower or its Subsidiaries, or any other Obligor, or their properties, whether now known or hereafter known by Bank during the life of this Subsidiary Guaranty. With respect to any of the Guarantied Obligations, Bank need not inquire into the powers of Borrower or any Subsidiaries thereof, or any other Obligor, or the officers or employees acting or purporting to act on their behalf, and all Guarantied Obligations made or created in good faith reliance upon the professed exercise of such powers shall be secured hereby.

9. [Reserved].

10. Waiver of Rights of Subrogation. Notwithstanding anything to the contrary elsewhere contained herein or in any other Loan Document to which any Guarantor is a party, Guarantors hereby expressly waive with respect to each other Obligor and its successors and assigns (including any surety) and any other Person which is directly or indirectly a creditor of any other Obligor or any surety for any other Obligor, any and all rights at law or in equity to subrogation, to reimbursement, to exoneration, to contribution (except as specifically provided in Section 11 below), to setoff or to any other rights that could accrue to a surety against a principal, to a guarantor against a maker or obligor, to an accommodation party against the party accommodated, or to a holder or transferee against a maker, and which Guarantors may have or hereafter acquire against any other Obligor or any other such Person in connection with or as a result of Guarantors’ execution, delivery and/or performance of this Subsidiary Guaranty or any other Loan Document to which any Guarantor is a party. Guarantors agree that they shall not have or assert any such rights against any other Obligor or their successors and assigns or any other Person (including any surety) which is directly or indirectly a creditor of any other Obligor or any surety for any other Obligor, either directly or as an attempted setoff to any action

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commenced against Guarantors by any other Obligor (as borrower or in any other capacity), Bank or any other such Person. Guarantors hereby acknowledge and agree that this waiver is intended to benefit the other Obligors and Bank and shall not limit or otherwise affect Guarantors’ liability hereunder, under any other Loan Document to which any Guarantor is a party, or the enforceability hereof or thereof.

11. Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of all payments made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of all such payments. The provisions of this Section 11 shall in no respect limit the obligations and liabilities of any Guarantor to Bank, and, subject to the provisions of Section 16 below, each Guarantor shall remain liable to Bank for the full amount guarantied by such Guarantor hereunder. The “proportionate share” of any Guarantor shall be a fraction (which shall in no event exceed 1.00) the numerator of which is the excess, if any, of the fair value of the assets of such Guarantor over a fair estimate of the liabilities of such Guarantor and the denominator of which is the excess (but not less than $1.00) of the fair value of the aggregate assets (without duplication) of all Guarantors over a fair estimate of the aggregate liabilities (without duplication) of all Guarantors. All relevant calculations shall be made as of the date such Guarantor became a Guarantor.

12. Understandings With Respect to Waivers and Consents. Each Guarantor warrants and agrees that each of the waivers and consents set forth herein is made with full knowledge of its significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which such Guarantor otherwise may have against Borrower, Bank or others, or against any collateral, and that, under the circumstances, the waivers and consents herein given are reasonable and not contrary to public policy or law. Each Guarantor acknowledges that it has either consulted with legal counsel regarding the effect of this Subsidiary Guaranty and the waivers and consents set forth herein, or has made an informed decision not to do so. If this Subsidiary Guaranty or any of the waivers or consents herein are determined to be unenforceable under or in violation of applicable law, this Subsidiary Guaranty and such waivers and consents shall be effective to the maximum extent permitted by law.

13. Representations and Warranties. Each Guarantor hereby makes each and every representation and warranty applicable to such Guarantor set forth in Article 3 of the Credit Agreement as if set forth in full herein. Each Guarantor covenants and agrees that, until the Guaranteed Obligations have been indefeasibly paid in full and the Credit Agreement has been terminated, such Guarantor shall perform, comply with and be bound by all of the agreements, covenants and obligations contained in Articles 5, 6, and 8 of the Credit Agreement which are applicable to such Guarantor or its assets.

14. Costs and Expenses. Each Guarantor agrees to pay to Bank all documented costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Bank in the enforcement or attempted enforcement of this Subsidiary Guaranty, whether or not an action is filed in connection therewith, and in connection with any waiver or amendment of any term or provision hereof. All advances, charges, costs and expenses,

6

including reasonable attorneys’ fees and disbursements (including the reasonably allocated cost of legal counsel employed by Bank), incurred or paid by Bank in exercising any right, privilege, power or remedy conferred by this Subsidiary Guaranty, or in the enforcement or attempted enforcement thereof, shall be subject hereto and shall become a part of the Guarantied Obligations and shall be paid to Bank by each Guarantor, immediately upon demand, together with interest thereon at the rate(s) provided for under the Credit Agreement.

15. Construction of this Guaranty. This Subsidiary Guaranty is intended to give rise to absolute and unconditional obligations on the part of each Guarantor; hence, in any construction hereof, notwithstanding any provision of any Loan Document to the contrary, this Subsidiary Guaranty shall be construed strictly in favor of Bank in order to accomplish its stated purpose.

16. Joinder. Any other Person may become a Guarantor under and become bound by the terms and conditions of this Subsidiary Guaranty by executing and delivering to Bank an Instrument of Joinder substantially in the form attached hereto as Exhibit A, accompanied by such documentation as Bank may reasonably require to establish the due organization, valid existence and good standing of such Person, its qualification to engage in business in each material jurisdiction in which it is required to be so qualified, its authority to execute, deliver and perform this Subsidiary Guaranty, and the identity, authority and capacity of each responsible official thereof authorized to act on its behalf.

17. Arbitration.

(a) Arbitration. The parties hereto (and for the purposes of this Arbitration section “parties” shall include each Guarantor and Bank) agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related loan and security documents which are the subject of this Guaranty and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

7

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

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(f) Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of this Guaranty shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the documents between the parties or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the documents or any relationship between the parties.

18. Counterparts. This Guaranty may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same agreement.

19. THIS SUBSIDIARY GUARANTY SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA.

[signature pages follow]

9

IN WITNESS WHEREOF, Guarantor has executed this Subsidiary Guaranty by its duly authorized officer as of the date first written above.

“Guarantors”

GLOBAL NOVATIONS, LLC, a Delaware limited liability company

By:

Name:

Title:

KORN/FERRY INTERNATIONAL FUTURESTEP, INC., a Delaware corporation

By:

Name:

Title:

LOMINGER LIMITED, INC., a Minnesota corporation

By:

Name:

Title:

LORE INTERNATIONAL INSTITUTE, LLC, a Delaware limited liability company

By:

Name:

Title:

S-1

SENSA SOLUTIONS, INC.,
a Virginia corporation

By:

Name:

Title:

Address [[for notices to all Guarantors?]]:

Attn:
Fax: (___)

S-2

EXHIBIT A

TO

SUBSIDIARY GUARANTY

INSTRUMENT OF JOINDER

THIS INSTRUMENT OF JOINDER (“Joinder”) is executed as of                             ,         , by                             , a                                          (“Joining Party”), and delivered to Wells Fargo Bank, National Association (“Bank”), pursuant to the Subsidiary Guaranty dated as of January 18, 2013, made by certain Subsidiaries of Korn/Ferry International identified therein (collectively, the “Guarantors”), in favor of Bank (as amended, extended, renewed, supplemented or otherwise modified from time to time, the “Guaranty”). Terms used but not defined in this Joinder shall have the meanings defined for those terms in the Guaranty.

RECITALS

a) The Guaranty was made by the Guarantors in favor of Bank in connection with that certain Credit Agreement (as amended, extended, renewed, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of January 18, 2013, by and between Korn/Ferry International, a Delaware corporation (“Borrower”), and Bank.

b) Joining Party (i) has become a Material Non-TP Subsidiary of Borrower and as such is required pursuant to Section 5.11 of the Credit Agreement to become a Guarantor under the terms and conditions of the Guaranty, or (ii) is an Excluded Subsidiary of Borrower that, pursuant to the terms of Section 5.11 of the Credit Agreement, is required to become a Guarantor.

c) Joining Party expects to realize direct and indirect benefits as a result of the availability to Borrower of the credit facilities under the Credit Agreement.

NOW THEREFORE, Joining Party agrees as follows:

AGREEMENT

1. By this Joinder, Joining Party becomes a “Guarantor” under and pursuant to Section 16 of the Guaranty. Joining Party agrees that, upon its execution hereof, it will become a Guarantor under the Guaranty with respect to all Guarantied Obligations as further set forth therein, and will be bound by all terms, conditions, and duties applicable to a Guarantor under the Guaranty.

A-1

2. The effective date of this Joinder is                     ,         .

“Joining Party”

____________________________________,
a

By:

[Printed Name and Title]

ACKNOWLEDGED:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:

[Printed Name and Title

A-2

SCHEDULE 3.4

LITIGATION

None.

SCHEDULE 5.11

EXCLUDED SUBSIDIARIES

None.

SCHEDULE 6.2

INDEBTEDNESS

Description	Beneficiary	Item #	Type	Maturity	Amount	Bank
New York Office Lease – 200 Park	Tishman Speyner Properties, L.P	657563	LC	5/15/13	$2,645,030	CitiBank
Washington DC Lease – 1700 K Street	1700 K Street Associates LLC	549251	LC	7/21/13	$80,313.13	CitiBank
San Francisco Office Lease – 1 Sansome	One Sansome StProperty LLC	536378	LC	1/7/13	$184,146	CitiBank
HP Equipment Leases	Korn/Ferry International		Cap Lease		$65,254.69	HP Financial
HP Equipment Leases	Korn/Ferry International		Cap Lease		$23,188.24	HP Financial
HP Equipment Leases	Korn/Ferry International		Cap Lease		$6,449.76	HP Financial
HP Equipment Leases	Korn/Ferry International		Cap Lease		$12,619.50	HP Financial

SCHEDULE 6.7

LIENS

	Debtor	Secured Party	Initial Filing Number	Collateral Description

1	Korn/Ferry International	AT&T Capital Services, Inc.	2010 4618082	Equipment

2	Korn/Ferry International	Hewlett-Packard Financial Services Company	2011 0222300	Equipment

3	Korn/Ferry International	Hewlett-Packard Financial Services Company	2011 0313869	Equipment

4	Korn/Ferry International	Canon Financial Services	2012 0117657	Equipment

5	Korn/Ferry International	AT&T Capital Services, Inc.	2012 4144269	Equipment

6	Lominger Limited, Inc.	US Bancorp	200810386112	Equipment

7	Lominger Limited, Inc.	US Bancorp	200917798558	Equipment

8	Lominger Limited, Inc.	US Bancorp	201018957974	Equipment

9	Lominger Limited, Inc.	US Bancorp	201021481702	Equipment

10	Lominger Limited, Inc.	US Bancorp	201021766554	Equipment

11	Global Novations, LLC	Wells Fargo Financial Leasing, Inc.	2011 2509399	Equipment

Liens in favor of Citibank, N.A. with respect to the account listed below and the cash maintained therein in an amount not to exceed $2,861,482.19, arising in connection with letters of credit issued pursuant to that certain Loan Agreement dated as of March 14, 2011 by and among Korn/Ferry International, the lenders from time to time party thereto, and Citibank, N.A., as Administrative Agent for such lenders, which letters of credit remain outstanding on the Closing Date:

Bank:	CitiBusiness IMMA
Account Number:
Name:	Korn/Ferry International